NCC NATIONWIDE CONSULTING COMPANY, INC.
P.O. BOX 548, 66 GLEN AVENUE, GLEN ROCK, NEW JERSEY 07452
www.nccpes.com TEL (201) 670-7400 FAX (201) 670-7959 info@nccpes.com

Via e-mail: DonaldS@bwmsc.com

April 23, 2012

Mr. Donald St. Pierre
Chief Financial Officer
Blackwater Midstream Corp.
Blackwater New Orleans, LLC
660 LaBauve Drive
Westwego, LA 70093

Re: Terminal Appraisals

Dear Mr. St. Pierre:

You have our consent to mention and reference Nationwide Consulting Company, Inc. as the named appraisal firm in your quarterly and annual statements pertaining to the following:

Brunswick, GA Terminal Appraisal (commissioned by Blackwater)

Salisbury, MD Terminal Appraisal (commissioned by JPM Chase)

Very truly yours,

Gregg Manzione, MAI
Partner

GM:ac